UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                     Under the Securities Exchange Act of 1934


                         BERKSHIRE REALTY COMPANY, INC.
                                (Name of Issuer)

               Shares of Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                  084710-10-2
                                 (CUSIP Number)

                                 Patrick K. Fox
                     Westbrook Real Estate Partners, L.L.C.
                              13155 Noel Road-LB54
                                   Suite 2300
                               Dallas, Texas 75240
                                 (972) 934-0100

                                 with a copy to:

                              Allen Curtis Greer II
                          Cadwalader, Wickersham & Taft
                                 100 Maiden Lane
                            New York, New York 10038
                                 (212) 504-6660
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)

                                 April 29, 1999
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       / / Rule 13d-1(b)

       /X/ Rule 13d-1(c)

       / / Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 084710-10-2

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 2 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE PARTNERS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 3 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE PARTNERS MANAGEMENT II, L.L.C. --I.R.S. IDENTIFICATION NO. ____

-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY

-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 4 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE FUND II, L.P. --I.R.S. IDENTIFICATION NO. ____
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 5 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK REAL ESTATE CO-INVESTMENT PARTNERSHIP II, L.P. --I.R.S. IDENTIFICATION NO. ____
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       PN
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 6 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK BERKSHIRE HOLDINGS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 7 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     WESTBROOK BERKSHIRE CO-HOLDINGS, L.L.C. --I.R.S. IDENTIFICATION NO. ____
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8       SHARED DISPOSITIVE POWER

                                4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       OO
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 8 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Gregory J. Hartman
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 9 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Paul D. Kazilionis
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 10 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     Jonathan H. Paul
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
-------------------------------------------------------------------------------

--------------------------------------                  -----------------------

CUSIP No. 084710-10-2                          13G      Page 11 of 15 Pages
--------------------------------------                  -----------------------



-------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

     William H. Walton III
-------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
     (a)/ / (b) / /

-------------------------------------------------------------------------------
3    SEC USE ONLY


-------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
-------------------------------------------------------------------------------
                        5       SOLE VOTING POWER

      NUMBER OF                 0
        SHARES          -------------------------------------------------------
     BENEFICIALLY       6       SHARED VOTING POWER
       OWNED BY
         EACH                   5,688,107
      REPORTING         -------------------------------------------------------
        PERSON          7       SOLE DISPOSITIVE POWER
         WITH
                                0
                        -------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               4,857,547
-------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       5,688,107
-------------------------------------------------------------------------------
10 CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) / /
-------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.2%
-------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (See Instructions)

       IN
-------------------------------------------------------------------------------

                                                            Page 12 of 15 Pages


Item 1(a).  Name of Issuer.

            Berkshire Realty Company, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices.

            One Beacon Street
            Boston, Massachusetts  02108

Item 2(a).  Names of Persons Filing.

            (1) Westbrook Real Estate Partners, L.L.C. ("WREP")
            (2) Westbrook Real Estate Partners Management II, L.L.C. ("WREM II")
            (3) Westbrook Real Estate Fund II, L.P. ("WREF II")
            (4) Westbrook Real Estate  Co-Investment  Partnership II, L.P.
                ("WRECIP II")
            (5) Westbrook Berkshire Holdings,  L.L.C. ("Holdings")
            (6) Westbrook Berkshire Co-Holdings, L.L.C. ("Co-Holdings")
            (7) Gregory J. Hartman ("Hartman")
            (8) Paul D. Kazilionis ("Kazilionis")
            (9) Jonathan H. Paul ("Paul")
           (10) William H. Walton III ("Walton")

            Pursuant to Rule 13d-14 under the Securities and Exchange Act of 1934, as amended (the "Act"), Holdings disclaims beneficial ownership of the Co-Holdings shares; Co-Holdings disclaims beneficial ownership of the Holdings shares; and WREP, WREM II, WREF II, WRECIP II, Hartman, Kazilionis, Paul and Walton each disclaim beneficial ownership of the Holdings shares and the Co-Holdings shares.

            Pursuant to Rule 13d-1(k)(2) of the Act, each of the persons filing is filing individually.

            Reference is made to the joint filing agreement and power of attorney of the filing persons and certain affiliates (the "Joint Filing Agreement") attached as Exhibit 7.1 to Schedule 13D filed by the filing persons with the Securities and Exchange Commission in respect of the equity securities of the issuer on March 8, 1999. The Joint Filing Agreement is hereby incorporated herein by reference.

Item 2(b).  Address of Principal Business Office or, if none, Residence.

            (1)-(7), (9) and (10)
            599 Lexington Avenue, Suite 3800
            New York, New York  10022

            (8)
            284 South Beach Road
            Hobe Sound, Florida  33455

                                                            Page 13 of 15 Pages



Item 2(c).  Citizenship.

            (1) - (6)  Delaware

            (7) - (10)  United States of America

Item 2(d).  Title of Class of Securities.

            Common Stock, par value $0.01 per share.

Item 2(e).  CUSIP Number.

            084710-10-2

Item 3.

            If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

            (a) / / Broker or dealer registered under section 15 of the Act  (15
                U.S.C. 78o).

            (b) / / Bank  as  defined  in  section 39a)(6) of the Act (15 U.S.C.
                78c).

            (c) / / Insurance  company as  defined in section  3(a)(19) of   the
                Act (15 U.S.C. 78c).

            (d) / / Investment   company    registered  under  section 8  of the
                Investment Company Act of 1940 (15 U.S.C. 80a-8).

            (e) / / An    investment     adviser    in      accordance      with
               ss.240.13d-1(b)(1)(ii)(E);

            (f) / / An  employee  benefit plan or endowment  fund in  accordance with ss.240.13d-1(b)(1)(ii)(F);

            (g) /  / A parent  holding  company or control  person in accordance with ss.240.13d-1(b)(1)(ii)(G);

            (h) / / A savings  association  as  defined in Section 3(b) of   the
                Federal Deposit Insurance Act (12 U.S.C. 1813);

            (i) / / A  church  plan  that   is  excluded   from  the  definition
                of  an  investment   company  under  section   3(c)(14)  of  the
                Investment Company Act of 1940 (15 U.S.C. 80a-3);

            (j) / / Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

            If this statement is filed pursuant to ss.240.13d-1(c), check this box /x/.

                                                            Page 14 of 15 Pages

Item 4.     Ownership.

            (a) Amount beneficially owned:                  5,688,107 shares

            (b) Percent of class:                                      13.2%

            (c) Number of shares as to which the person has:

               (i)    Sole power to vote or to direct the vote:            0
               (ii)   Shared power to vote or to direct the vote:  5,688,107
               (iii)  Sole power to dispose or to direct the
                      disposition of:                                      0
               (iv)   Shared power to dispose or to direct the
                      disposition of:                              4,857,547

Item 5.     Ownership of Five Percent or Less of a Class.

            Inapplicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

            Inapplicable.

Item 8.     Identification and Classification of Members of the Group.

            Inapplicable.

Item 9.     Notice of Dissolution of Group.

            Inapplicable.

                                                            Page 15 of 15 Pages


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date: April 29, 1999


                                    WESTBROOK REAL ESTATE PARTNERS, L.L.C.
                                    WESTBROOK REAL ESTATE PARTNERS MANAGEMENT
                                     II, L.L.C.
                                    WESTBROOK REAL ESTATE FUND II, L.P.
                                    WESTBROOK REAL ESTATE CO-INVESTMENT
                                       PARTNERSHIP II, L.P.
                                    WESTBROOK BERKSHIRE HOLDINGS, L.L.C.
                                    WESTBROOK BERKSHIRE CO-HOLDINGS, L.L.C.
                                    Gregory J. Hartman
                                    Paul D. Kazilionis
                                    Jonathan H. Paul
                                    William H. Walton III



                                    By:    /s/ Patrick K. Fox
                                        ---------------------------------------
                                        Name:  Patrick K. Fox
                                        Title: Attorney-in-Fact

  Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).